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                                                                      EXHIBIT 11

                     DEXTERITY SURGICAL, INC. AND SUBSIDIARY

                     COMUTATION OF EARNINGS (LOSS) PER SHARE
                                   (Unaudited)


                                                                            Three Months Ended March 31,
                                                                       ---------------------------------
                                                                               1998                 1999
                                                                       ------------         ------------
COMPUTATION OF BASIC LOSS PER SHARE
      Net loss                                                         $   (659,817)        $   (252,433)
      Preferred Stock Dividends                                        $         --         $    (43,783)
                                                                       ------------         ------------
Net loss available for common stock shareholders                       $   (659,817)        $   (296,216)

WEIGHTED AVERAGE SHARES OF COMMON STOCK
      OUTSTANDING USED FOR COMPUTATION                                    6,706,136            7,646,075
                                                                       ============         ============

BASIC LOSS PER COMMON SHARE                                            $       (.10)        $       (.04)
                                                                       ============         ============
COMPUTATION OF DILUTED LOSS PER SHARE:
      Net loss                                                         $   (659,817)        $   (252,433)
      Interest on Convertible Debentures                               $     66,575         $     67,500
                                                                       ------------         ------------
                  Net loss used for computation                        $   (593,242)        $   (228,716)
                                                                       ============         ============
Weighted average shares of common stock outstanding                       6,706,136            7,646,075
Weighted average incremental shares outstanding upon assumed
      conversion of options and other dilutive securities                   280,044                5,282
Weighted average incremental shares outstanding upon assumed
      Conversion of preferred stock                                              --            1,368,229
Weighted average incremental shares outstanding upon assumed
      conversion of Convertible Debentures                                  750,000            1,875,000
                                                                       ------------         ------------
WEIGHTED AVERAGE SHARES OF COMMON STOCK AND
      COMMON STOCK EQUIVALENTS OUTSTANDING
      USED FOR COMPUTATION                                                7,736,180           10,894,586
                                                                       ============         ============
DILUTED LOSS PER COMMON SHARE AND COMMON
      SHARE EQUIVALENTS (a)                                            $       (.08)        $       (.02)
                                                                       ============         ============
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      (a) This calculation is submitted in accordance with Item 601(b)(11) of
          Regulation S-B although it is not required by SFAS No. 128 because it is antidilutive. As a result, it is not the amount reflected on the statements of operations.